Exhibit 15
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated April 26, 2012 on our review of interim financial information of Raytheon Company and its subsidiaries (the "Company") for the three month periods ended April 1, 2012 and April 3, 2011 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2012 is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-170196; 333-154677; 333-71974; 333-58474; and 333-82529) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; 333-45629; and 333-168415).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2012